Exhibit 3.1

ARTICLES OF INCORPORATION

OF

PERSHING SQUARE Inc.

(Effective as of April 28, 2026)

ARTICLE I

name

The name of the Corporation is Pershing Square Inc. (the “Corporation”).

ARTICLE II

registered office and registered agent

Section 2.1. Registered Office. The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada.

Section 2.2. Registered Agent. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under Nevada Revised Statutes (as amended from time to time and including any successor provisions, the “NRS”) Chapter 78.

ARTICLE IV

CAPITAL STOCK

Section 4.1. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,100,000,000 shares, divided into two classes as follows: (i) 1,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which (x) one share is hereby designated as the “Special Voting Share” (the “Special Voting Share”) and (y) the remaining 99,999,999 shares may be designated from time to time in accordance with this Article IV. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of stockholders of the Corporation entitled to vote thereon, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor (and any such right otherwise provided under NRS 78.2055(3), 78.207(3) or 78.390(2) is hereby specifically denied), unless a vote of any such holder is expressly required pursuant to these Articles of Incorporation (as the same may be amended and/or restated from time to time, and including any Certificate(s) of Designation (as defined below) relating to any series of Preferred Stock, the “Articles”).

Section 4.2. Preferred Stock.

(A)
Designation of Series of Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the authorized but undesignated and unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Nevada Secretary of State a certificate of designation with respect thereto (each, a “Certificate of Designation”). The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
(B)
Voting Rights of Preferred Stock. Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by these Articles.

Section 4.3. Voting Rights of Common Stock and Special Voting Share.

(A)
Common Stock. Subject to Section 4.3(B), each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally or holders of Common Stock as a separate class or series are entitled to vote (whether voting separately as a class or series, or together with any other class(es) or series of the Corporation’s capital stock); provided that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to these Articles that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles or pursuant to the NRS.

(B)
Limitation on Voting Power of Common Stock. Notwithstanding Section 4.3(A), if at any time any Person (other than Pershing Square Management, LLC, a Delaware limited liability company (including its permitted successors and assigns, “ManagementCo”), or any Person of which ManagementCo, or a wholly owned subsidiary of ManagementCo, serves as general partner or managing member or holds a majority by voting power of the interests entitled to vote generally in the election of the board of directors, managers or equivalent governing body of such Person) or group (including, without limitation, any “group” as contemplated by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission thereunder (collectively, the “Exchange Act”)) would otherwise directly or indirectly control the power to vote or direct the voting of shares of Common Stock representing (prior to the application of this Section 4.3(B)) more than 24.9% of the aggregate voting power of the then-outstanding shares of Common Stock and the Special Voting Share, collectively, then the shares of Common Stock in excess of such percentage directly or indirectly controlled by such Person or group shall not be entitled to vote on any matter and shall not be considered to be outstanding for purposes of determining the presence of a quorum at a meeting of stockholders, determining or calculating the votes required to take action or for any other similar purpose relating to a vote of the stockholders. For purposes of this Section 4.3(B) and Section 4.6(B), “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
(C)
Voting Power of the Special Voting Share. The holder of record of the Special Voting Share, as such (in such capacity, the “SVS Holder”), shall be entitled to voting power (which shall in no event be less than one vote) equal to that number of votes required, when taken together with the aggregate voting power of the then-outstanding shares of Common Stock (determined after the application of Section 4.3(B)) over which the SVS Holder then has the power to vote (directly or indirectly), to give the SVS Holder a majority of the aggregate voting power of the Special Voting Share and the then-outstanding shares of Common Stock (determined after the application of Section 4.3(B)). The SVS Holder, as such, shall be entitled to vote on all matters on which stockholders are entitled to vote generally or on which the Special Voting Share is entitled to vote as a separate class or series, or together with any other class(es) or series of the Corporation’s capital stock; provided that to the fullest extent permitted by law, the SVS Holder, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to these Articles that relates solely to the terms of any other outstanding series of Preferred Stock if the holders of such affected series are entitled to vote thereon as a separate class or together with the holders of one or more classes or series of capital stock of the Corporation. Notwithstanding anything to the contrary contained in these Articles, and in addition to any other vote required by the NRS or these Articles, the affirmative vote of the SVS Holder, voting separately as a class, shall be required to alter, amend or repeal this Section 4.3(C) or to adopt any provision inconsistent therewith. Except as otherwise provided in these Articles or required by the NRS, the SVS Holder shall vote together with the holders of Common Stock as a single class on all matters submitted to a vote of the stockholders generally and, if and to the extent that the holders of Common Stock shall vote together with the holders of any other class(es) or series of stock of the Corporation, the SVS Holder shall also vote together with the holders of such other class(es) or series of stock on an equivalent basis as the holders of the Common Stock.
(D)
No Cumulative Voting. No holder of shares of Common Stock or the Special Voting Share shall have the right to cumulate votes.

Section 4.4. Dividends and Other Distributions. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation and except as otherwise provided by these Articles or the NRS, dividends and other distributions may be declared and paid ratably on the Common Stock out of the funds of the Corporation that are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine. Except as otherwise provided in Section 4.5, no dividend or other distribution shall be declared or paid on the Special Voting Share. Notwithstanding anything to the contrary in these Articles or the Bylaws (as defined below), the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

Section 4.5. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each, a “Dissolution Event”), after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder. Upon a Dissolution Event, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Special Voting Share as to distributions upon such Dissolution Event, and before any payment or distribution of assets is made in respect of Common Stock, the holder of the Special Voting Share shall be entitled only to receive, out of the assets of the Corporation available for distribution, a distribution in an amount equal to $0.001.

Section 4.6. Transfer Restrictions.

(A)
Special Voting Share. To the maximum extent not prohibited under applicable law, the Special Voting Share shall not be sold, assigned, encumbered, pledged, hypothecated, mortgaged, exchanged, given away, or in any other way disposed of or transferred, in whole or in part, voluntarily or involuntarily, by operation of law, pursuant to judicial process, or otherwise (each, a “Transfer”) except a Transfer (i) to ManagementCo by operation of law, pursuant to judicial process, or otherwise in the event of any liquidation, dissolution or winding up of the affairs of the initial holder of the Special Voting Share or (ii) to the Corporation for such consideration as is determined by the Board. Any Transfer or purported Transfer of the Special Voting Share not made in accordance with this Section 4.6(A) shall be null and void ab initio and of no effect whatsoever.

(B)
Common Stock. Until April 30, 2027, each Person issued shares of Common Stock pursuant to and at the effective time of the Conversion (as defined below) and each transferee thereof (each, a “Restricted Stockholder”) shall not Transfer, or offer or agree to Transfer, any shares of Common Stock held by such Restricted Stockholder (whether acquired at the effective time of the Conversion or thereafter), and no Restricted Stockholder shall permit any direct or indirect equityholder of such Restricted Stockholder to Transfer its direct or indirect interest in such shares of Common Stock or such Restricted Stockholder, except:
i.
with the prior written consent of the Corporation (after approval thereof by the Board), which consent may be withheld in the Corporation’s sole discretion;
ii.
to an Affiliate of such Restricted Stockholder with the prior written consent of the Corporation (after approval thereof by the Board), which consent may not be unreasonably withheld and shall be subject to the Corporation receiving evidence to its reasonable satisfaction that the Transfer to such Affiliate would not expose the Corporation, its subsidiaries, ManagementCo or any other stockholders of the Corporation (or their indirect equityholders), or any investment vehicle, account or other client for which Pershing Square Capital Management, L.P. (“PSCM”) or any Affiliate thereof provides investment advisory services (each, a “Client”) to adverse legal, tax, accounting or reputational consequences; or
iii.
to ManagementCo or another stockholder of the Corporation with the prior written consent of the Corporation (after approval thereof by the Board), which consent may not be unreasonably withheld and shall be subject to the Corporation receiving evidence to its reasonable satisfaction that the Transfer to ManagementCo or such other stockholder of the Corporation would not expose the Corporation, its subsidiaries, ManagementCo or any other stockholders of the Corporation (or their indirect equityholders), or any Client to adverse legal, tax, accounting or reputational consequences;

provided, in each such case, that the applicable transferee acknowledges the restrictions of this Section 4.6(B) and such restrictions are noted conspicuously on the front or back of the stock certificate(s) (or in the statement of information with respect to any uncertificated shares) delivered to such transferee.

Any Transfer or attempted Transfer of any Common Stock in violation of this Section 4.6(B) shall be null and void ab initio and of no effect whatsoever.

For purposes of this Section 4.6(B):

“Affiliate” means, with respect to any Person, (a) any other Person that, directly or indirectly, through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person or (b) if such Person is a natural Person, such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, or any trust or similar entity for the benefit of any of the foregoing Persons. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Conversion” means the conversion of Pershing Square Holdco, L.P., a Delaware limited partnership, into, and the continuation of the existence thereof in the form of, the Corporation, pursuant to Section 17-219 of the Delaware Revised Uniform Partnership Act and NRS Chapter 92A.

ARTICLE V

bylaws

In furtherance and not in limitation of the powers conferred by the NRS, the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Nevada or these Articles. In addition, the Bylaws may be amended or repealed in any respect, and new bylaws may be adopted, in each case by the affirmative vote of the holders of at least a majority of the outstanding voting power of the Corporation, voting together as a single class.

ARTICLE VI

board of directors

Section 6.1. Board of Directors.

(A)
Number of Directors. Except as otherwise provided in these Articles or the NRS, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board, except as otherwise provided for or fixed pursuant to the provisions of Article IV, any Certificate of Designation and this Article VI.

(B)
Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal, change in the total number of directors constituting the whole Board, or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock voting separately as a series or together with one or more series, as the case may be), even if they constitute less than a quorum. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election and when his or her successor shall be elected or appointed and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
(C)
Removal. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of at least the minimum percentage of the voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, then permitted under the NRS for such vote (which in any event shall not be less than a simple majority).
(D)
Rights of Holders of Preferred Stock. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of these Articles applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A), and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.
(E)
Election and Term. Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide. Except as otherwise provided in these Articles or the Bylaws, directors of the Corporation shall be elected at each annual meeting of the stockholders and shall serve until the next annual meeting of the stockholders and when their successors are duly elected or appointed and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

ARTICLE VII

CALL of SPECIAL MEETINGS OF STOCKHOLDERS

Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the chair of the Board or the chief executive officer of the Corporation or by or at the direction of the Board or the chair of the Board at the request of ManagementCo.

ARTICLE VIII

LIMITATION OF LIABILITY of Directors and officers

The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. Without limiting the effect of the preceding sentence, if the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of these Articles inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX

iNAPPLICABILITY OF CERTAIN NEVADA STATUTES

Section 9.1. Nevada “Combinations with Interested Stockholders” Statutes. The Corporation hereby expressly elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive.

Section 9.2. Nevada “Acquisition of Controlling Interest” Statutes. The provisions of NRS 78.378 to 78.3793, inclusive, shall not apply to the Corporation or to any acquisition of shares of the Corporation’s capital stock.

ARTICLE X

DERIVATIVE ACTIONS; LIMITED WAIVER OF JURY TRIALS

Section 10.1. Derivative Actions. The Litigation Demand Committee (as defined below) of the Board shall have, and is hereby delegated, the sole and exclusive authority to consider the merits of any litigation demand on the Board made by a stockholder in accordance with Nevada law and to make decisions and take actions with respect to any such demands, including whether to initiate an action or proceeding. For purposes of this Section 10.1, “Litigation Demand Committee” means a committee of the Board composed entirely of one or more disinterested directors who meet the independence standards (but who need not meet the financial literacy or financial expert qualifications) required to serve on an audit committee of a board of directors established by the Exchange Act and by the national securities exchange on which the Common Stock is listed for trading. At any time there is no Litigation Demand Committee, the Board shall retain and have the authority otherwise delegated to such committee pursuant to this Section 10.1.

Section 10.2. Limited Waiver of Jury Trials. To the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction (subject to the provisions of Section 10.1) before the presiding judge as the trier of fact and not before a jury. This Section 10.2 shall conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.

ARTICLE XI

DEEMED NOTICE AND CONSENT; SEVERABILITY

Section 11.1. Severability. If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of these Articles (including, without limitation, each such portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from individual liability to the fullest extent permitted under Nevada law.

Section 11.2. Deemed Notice and Consent. To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) these Articles, (b) the Bylaws and (c) any amendment to the Articles or the Bylaws enacted or adopted in accordance with the Articles, the Bylaws and applicable law.

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